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Exhibit 23.1






CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Guinness Telli*Phone Corporation on Form S-8 of our report dated March 23, 1998, relating to the consolidated financial statements of Guinness Telli*Phone Corporation and Subsidiary appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.






/s/ BDO Seidman, LLP

San Francisco, California
September 30, 1998